DAVID HARRELL AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made this 14th day of August, 2013, between OptimizeRx Corporation, a Nevada corporation (the “Company”) and David Harrell (“Employee”).

WHEREAS, the Company and Employee previously entered into an Employment Agreement on August 1, 2008, as amended (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend certain provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto hereby agree to amend the Employment Agreement as follows:

1.	The paragraph entitled “Recitals” shall be replaced in its entirety with the following:

“The Employer is engaged in the business of healthcare information technology, software development and product promotion, and desires to retain the Employee as Vice Chairman of the Board of Directors and Chief Strategy Officer.”

2.	The paragraph entitled “Term of Employment” shall be replaced in its entirety with the following:

“1. The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer beginning on the 1st day of May, 2008 for an initial term of four years, which shall automatically renew for additional one-year periods thereafter unless Employer notifies Employee at least 30 days in advance of the tentative expiration date of its intention not to renew.”

3.	The paragraph entitled “Duties of Employee” shall be replaced in its entirety with the following:

“2. As Vice Chairman of the Board of Directors and Chief Strategy Officer, you are responsible for assisting the Chief Executive Officer in the overall strategic planning for the company, and in the execution of those plans, including strategic alliances, channel and sales expansion, and evaluation of corporate opportunities.”

4.	The paragraph entitled “Compensation” shall be amended to read in its entirety as follows:

“Compensation

6. As compensation for services rendered under this Agreement, from and after the date of this Amendment the Employee shall be entitled to receive from the Employer a salary of $183,750 per year, payable in semi-monthly installments as such payment becomes due, prorated for any partial employment period. On each twelve-month anniversary, the salary will increase by a 5% cost of living adjustment, with any additional raise as determined by the Board of Directors of OptimizeRx Corporation. In addition, David Harrell is eligible for additional quarterly and annual bonus compensation, stock options and stock grants based on performance metrics set by the Board of Directors of OptimizeRx Corporation.”

5.	In all other respects, the remaining terms, covenants, conditions and provisions of the Employment Agreement shall continue in full force and effect to the extent provided in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

OPTIMIZERx Corporation EMPLOYEE

OPTIMIZERx Corporation	EMPLOYEE
By: /s/ David Lester David Lester Chief Operating Officer	By: /s/ David Harrell David Harrell

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